EXHIBIT 8




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                                                           ____________ __, 1996



InterDigital Communications Corporation
InterDigital Patents Corporation
781 Third Avenue
King of Prussia, PA 19406-1409

Ladies and Gentlemen:


                  You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of IP Acquisition Corp. ("MergerCo"), a Delaware corporation and a wholly owned subsidiary of InterDigital Communications Corporation, ("InterDigital"), a Pennsylvania corporation with and into InterDigital Patents Corporation ("IPC"), a Delaware corporation, approximately ninety-four percent (94%) of the stock of which is owned by InterDigital, under the circumstances and on the terms and conditions more fully described herein.


                  The terms of the Merger are contained in the Agreement and Plan of Merger dated as of August 16, 1996 (the "Plan of Merger"). Terms not otherwise defined in this letter shall have the meanings assigned to them in the Plan of Merger.

                  You have directed us to assume in preparing this opinion that
(1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger, and (2) all of the factual information, descriptions, representations and assumptions set forth in this letter (an advance copy of which has been provided to you), in the Plan of Merger, in the letters to us from IPC dated ____________, 1996, and from InterDigital dated ___________, 1996 (collectively, the "Letters," copies of which are attached hereto), and in the Prospectus pertaining to the Merger (the "Prospectus") as filed with the Securities and Exchange Commission, are accurate and complete and will be accurate and complete at the time the Merger becomes effective (the "Effective Time"). We have not independently verified any factual matters relating to the Merger in connection with our preparation of this opinion and, accordingly, our opinion does not take into account any other matters not set forth herein which might have been disclosed by independent verification.


I.       PARTIES TO THE MERGER

                  1.       InterDigital

                  InterDigital is a corporation which was organized under the laws of the Commonwealth of Pennsylvania in 1972. Its principal office is located at 781 Third Avenue, King of Prussia, PA 19406. InterDigital develops and markets advanced digital wireless telecommunications systems using proprietary technologies for voice and data communications and has developed an extensive patent portfolio related to these technologies.

                  InterDigital owns one hundred percent (100%) of the issued and outstanding common stock of MergerCo and approximately ninety-four (94%) of the issued and outstanding common stock of IPC. InterDigital's stock ownership of IPC resulted from the following transactions: In February 1992, InterDigital transferred all of its patents, patent applications, and rights to file patent applications on certain future inventions to InterDigital Technology Corporation, a Delaware corporation ("ITC") in exchange for all of the issued and outstanding common stock of ITC. In October 1992, InterDigital transferred all of its ITC common stock to IPC in exchange for all of




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InterDigital Communications Corporation
_________________, 1996
Page 2





the issued and outstanding common stock of IPC. Later that year, IPC engaged in a private offering of approximately six percent (6%) of IPC common stock, thereby leaving InterDigital owning approximately ninety-four percent (94%) of the issued and outstanding common stock of IPC. None of the IPC common stock held by InterDigital was acquired by Interdigital or an affiliate of InterDigital in contemplation of the Merger or at any time during which discussions relating to the Merger were taking place.

                  2.       IPC

                  IPC was incorporated in Delaware in 1992. Its principal office is located at 781 Third Avenue, King of Prussia, PA 19406. The issued and outstanding common stock of IPC is held ninety-four percent (94%) by InterDigital and the remaining six percent (6%) by various investors.

                  The sole activity of IPC is to own and manage its investment in all of the issued and outstanding common stock of ITC. As discussed above, IPC acquired all of the outstanding common stock of ITC from InterDigital in 1992 in exchange for all of its issued and outstanding common stock. In 1992, IPC engaged in a private offering of approximately six percent (6%) of IPC common stock.

                  Immediately prior to the Merger, IPC will have one option outstanding for the purchase of 262,625 shares of IPC common stock which option is held by Robert S. Bramson, a former employee of IPC (the "Bramson Option"). Mr Bramson, InterDigital, and IPC have agreed that Mr. Bramson will fully exercise such option immediately prior to the Merger. The shares of IPC common stock issued upon exercise of the option shall be deemed outstanding at the Effective Time and shall be entitled to participate in the Merger. Except for the Bramson Option, there are no outstanding options or warrants to purchase IPC common stock and there are no outstanding securities, stock or other instruments convertible into IPC common stock.

                  3.       MergerCo

                  MergerCo is a newly organized Delaware corporation created for the sole purpose of facilitating, by virtue of the Merger, InterDigital's acquisition of the six percent (6%) of IPC common stock held by various investors. The authorized capital of MergerCo consists of 100 shares of common stock, par value $.01 per share, all of which are issued and outstanding and owned by InterDigital. MergerCo does not and will not have any assets (other than the minimum assets required for state law capitalization purposes) or liabilities or engage in any activities other than those incident to its formation and capitalization and the Merger.


II.      THE MERGER

                  Pursuant to the Plan of Merger, MergerCo will be merged, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DCL"), with and into IPC, with IPC as the surviving corporation. Under Delaware law, since InterDigital owns in excess of ninety percent (90%) of the outstanding common stock of IPC and IPC will be the surviving entity in the Merger, the approvals of the boards of directors of MergerCo and IPC are required as is the approval of InterDigital, as the sole stockholder of MergerCo and the majority stockholder of IPC. Except for these approvals, no further action is required to approve or effect the Merger




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InterDigital Communications Corporation
_________________, 1996
Page 3



including any action by the stockholders of InterDigital. No proxies are being solicited in connection with the Merger.


                  Stockholders of record of IPC common stock have the right under Section 262 of the DCL to dissent from the merger and may exercise appraisal rights provided that they comply with the conditions established by
Section 262 of the DCL. Stockholders of IPC who comply with the requirements of
Section 262 of the DCL may elect to receive the fair cash value of their shares of IPC common stock.


                  At the Effective Time:

                  1. all assets and liabilities of MergerCo will be transferred by operation of law to IPC;

                  2. the separate corporate existence of MergerCo will cease;

                  3. each share of MergerCo's common stock issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist;

                  4. each outstanding share of IPC common stock, other than Excluded Shares, will be converted into the right to receive the Merger Consideration, subject to adjustment as described in the Plan of Merger and the Prospectus. "Excluded Shares" shall mean those shares of IPC common stock held by InterDigital and shares of IPC common stock held by stockholders who perfect their appraisal rights under Delaware law;

                  5. assuming the Average Closing Price of a share of parent Stock equals $7.33, approximately ___ shares of InterDigital Common Stock will be issued in the Merger to the holders of IPC common stock, other than the holders of Excluded Shares (the "Investors") (assuming the exercise of the Bramson Option), representing approximately __% of the shares of InterDigital Common Stock to be issued and outstanding immediately after the consummation of the Merger; and

                  6. shares of IPC common stock held by persons who perfect their appraisal rights shall become the right to receive from IPC cash in an amount equal to the fair value of their shares as determined in accordance with Delaware law.

                  In the event that during the period commencing on the date of the Plan of Merger and ending at the Effective Time, the outstanding shares of InterDigital Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in InterDigital's capitalization, without InterDigital's receiving consideration therefor, then, an appropriate and proportionate adjustment shall be made in the number and kind of shares of InterDigital Common Stock to be delivered to the Investors pursuant to the Plan of Merger.

                  No fractional shares of InterDigital Common Stock will be issued in the Merger. Each Investor who otherwise would be entitled to receive a fraction of a share of InterDigital Common Stock, instead, will receive from InterDigital an amount of cash equal to the Fair Market Value (as defined in the Plan of Merger) of one share of InterDigital Common Stock multiplied by the fractional share in question.



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InterDigital Communications Corporation
_________________, 1996
Page 4





                  Except for cash paid to dissenters and cash exchanged in lieu of issuing fractional shares of InterDigital Common Stock, no cash will be exchanged for shares of IPC common stock or shares of MergerCo common stock pursuant to the Merger. IPC will provide the funds to pay dissenters out of the post-Merger cash flow from its operations. No portion of the funds used to pay dissenters will be derived, directly or indirectly, from InterDigital, MergerCo, or any of their affiliates, nor will InterDigital, MergerCo, or any of their affiliates, directly or indirectly, reimburse IPC for payments to dissenters.

                  Except for the Bramson Option, described above, there are no options or warrants to purchase IPC common stock, and no securities or other instruments convertible into IPC common stock will be outstanding at the Effective Time.


III.     Representations and Assumptions

                  We also have relied with your permission on the following additional representations and/or assumptions:

                  1. MergerCo was organized by InterDigital under the laws of Delaware solely in order to effect the Merger.

                  2. MergerCo has not engaged in any activities other than those incident to its formation.

                  3. The Merger will be effected for bona fide business reasons.

                  4. To the best of the knowledge of the management of IPC, the fair market value of the InterDigital Common Stock received by each Investor in the Merger will be approximately equal to the fair market value of the IPC common stock exchanged pursuant to the Merger.

                  5. To the best of the knowledge of the management of IPC and InterDigital, there is no plan or intention by the Investors to sell, exchange, or otherwise dispose of a number of shares of InterDigital Common Stock received in the Merger that would reduce the Investors' ownership of InterDigital Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding common stock of IPC held by the Investors as of the same date.

                  6. Prior to the Merger, InterDigital will be in control of MergerCo within the meaning of Code Section 368(c).(1)

                  7. Immediately following the Merger, InterDigital will own directly all of the issued and outstanding capital stock of IPC and therefore, InterDigital will be in control of IPC as defined in Code Section 368(c).


- -------------
1. All references herein to the "Code" are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.




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InterDigital Communications Corporation
_________________, 1996
Page 5




                  8. IPC has no plan or intention to issue additional shares of its stock that would result in InterDigital losing control of IPC within the meaning of Code Section 368(c).

                  9. InterDigital has no plan or intention to liquidate IPC; to merge IPC into another corporation; to cause IPC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the IPC common stock acquired in the Merger, except for transfers described in Code Section 368(a)(2)(C).

                  10. InterDigital has no plan or intention to reacquire any of its stock issued in the Merger. InterDigital may make purchases of shares of its stock on the American Stock Exchange or otherwise. It is possible that InterDigital might so purchase shares issued to the Investors pursuant to the Merger, but any such purchases would be made without actual knowledge by InterDigital that the seller is a former IPC stockholder.

                  11. InterDigital, MergerCo, IPC and the stockholders of IPC will pay their respective expenses, if any, incurred in connection with the Merger.

                  12. InterDigital will acquire IPC common stock solely in exchange for InterDigital voting stock. For purposes of this representation, IPC common stock redeemed for cash or other property furnished by InterDigital will be considered as acquired by InterDigital. Further, no liabilities of IPC or IPC stockholders will be assumed by InterDigital, nor will any of the IPC common stock be subject to any liabilities.

                  13. There is no intercorporate indebtedness existing between InterDigital and IPC or between MergerCo and IPC that was issued or acquired, or will be settled, at a discount.

                  14. MergerCo will have no liabilities assumed by IPC in the Merger, nor will MergerCo transfer to IPC any assets subject to liabilities pursuant to the Merger other than those liabilities related to its obligations under the Plan of Merger.

                  15. At the Effective Time, IPC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in IPC that, if exercised or converted, would affect InterDigital's retention of control of IPC, as defined in Code
Section 368(c).

                  16. InterDigital currently owns approximately 94% of the issued and outstanding IPC common stock. InterDigital's ownership of such stock resulted from the following transactions: In February 1992, InterDigital transferred all of its patents, patent applications, and rights to file patent applications on certain future inventions to ITC in exchange for all of the issued and outstanding common stock of ITC. In October 1992, InterDigital transferred all of its ITC common stock to IPC (a newly formed corporation) in exchange for all of the issued and outstanding common stock IPC. Later that year, IPC and InterDigital engaged in a private offering of approximately six percent (6%) of IPC common stock, thereby leaving InterDigital owning approximately ninety-four percent (94%) of the issued and outstanding common stock of IPC.

                  17. The IPC common stock held by InterDigital was not acquired as part of, in connection with, or in contemplation of the Merger.



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InterDigital Communications Corporation
_________________, 1996
Page 6





                  18. Following the Merger, IPC will continue its historic business and use a significant portion of its historic business assets in a business.

                  19. No two parties to the Merger are investment companies as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

                  20. IPC will pay its dissenting stockholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by InterDigital or any person affiliated with InterDigital, nor will InterDigital or any person affiliated with InterDigital, directly or indirectly, reimburse IPC for any payments to dissenters.

                  21. At the Effective Time, the fair market value of the assets of IPC will exceed the sum of its liabilities (including, without limitation, any liabilities to which its assets are subject).

                  22. No dividends or distributions will be made with respect to any IPC common stock prior to the Merger. After the Merger, no dividends or distributions will be made to the former IPC stockholders by InterDigital, other than dividend distributions made with regard to all shares of InterDigital Common Stock.

                  23. None of the compensation received by any stockholder-employee of IPC will be separate consideration for, or allocable to, any of their shares of IPC common stock. The compensation paid to any stockholder-employee of IPC will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the InterDigital Common Stock received in the Merger by any stockholder-employee of IPC in exchange for his IPC common stock will be in exchange for, or in consideration of, services rendered to InterDigital, IPC or any other entity by such stockholder-employee.

                  24. The payment of cash in lieu of fractional shares of InterDigital Common Stock is solely for the purpose of avoiding the expense and inconvenience to InterDigital of issuing fractional shares and does not represent separately bargained-for consideration. In addition, this cash payment will not be made pro rata either to all IPC stockholders or to all InterDigital stockholders. The total cash consideration that will be paid in the Merger to the Investors in lieu of issuing fractional shares of InterDigital Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Investors in exchange for their shares of IPC common stock. The fractional share interests of each IPC stockholder will be aggregated, and no Investor will receive cash in an amount equal to or greater than the value of one full share of InterDigital Common Stock.


IV.      OPINION

                  Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger and based on the facts set forth in the Letters and this letter (including all assumptions and representations) and subject to the qualifications and other matters set forth herein, it is our opinion that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Code Section 368(a), and therefore, will have the following material federal income tax consequences:



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InterDigital Communications Corporation
_________________, 1996
Page 7





                  1. No gain or loss would be recognized by any of IPC, MergerCo or InterDigital as a result of the Merger. Code Sections 354, 361 and 1032. See also, Rev. Rul. 67-448, 1967-2 C.B. 144.

                  2. No gain or loss would be recognized by an Investor upon the receipt of InterDigital Common Stock in exchange for IPC common stock in the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in InterDigital Common Stock. Code Section 354.

                  3. The aggregate adjusted tax basis of the shares of InterDigital Common Stock to be received by an Investor in the Merger would be the same as the aggregate adjusted tax basis in the shares of IPC common stock surrendered in exchange therefor. Code Section 358.

                  4. The holding period under the Code of the shares of InterDigital Common Stock to be received by the Investors in the Merger would include the holding period of the shares of IPC common stock surrendered in exchange therefor, provided that such shares of IPC common stock are held as capital assets at the Effective Time. Code Section 1223.

                  It is our further opinion that an Investor who receives cash in the Merger in lieu of a fractional share interest in InterDigital Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. Such redemption will be subject to the conditions and limitations of Code Section 302, including the attribution rules of Code Section 318. Subject to the discussion of Code Section 318 below, the receipt of such cash generally should result in capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of such Investor's adjusted tax basis in the shares of IPC common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the Investor holds the shares as capital assets and the holding period for the fractional shares of InterDigital Common Stock deemed to be received and then redeemed is more than one year.

                  It also is our opinion that a holder of shares of IPC common stock who perfects dissenters' rights under the laws of the State of Delaware and who receives a cash payment of the fair market value of his shares of IPC common stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Code Section 302, including the attribution rules of Code Section 318. In general, if, at the Effective Time, a dissenting stockholder solely owns (actually or constructively) shares of IPC common stock as a capital asset, the dissenting stockholder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other IPC common stock or InterDigital Common Stock, the payment made to such holder could be treated as a dividend. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security.

                  Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein and we have not considered any matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein.




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InterDigital Communications Corporation
_________________, 1996
Page 8


                  Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is based on the facts and representations as expressed herein.

                  Our opinion is based upon existing law, including the provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings and practices of the Internal Revenue Service, case law, and judicial decisions interpreting the same, none of which squarely addresses every precise factual circumstance present in the connection with the Merger but all of which, taken together, in our opinion provide a sufficient legal basis for our opinions set forth herein. The possibility exists, however, that our opinion as to the proper application of the law to the facts of the Merger would not be accepted by the Internal Revenue Service or would not prevail in court.

                  In addition, the authorities upon which we have relied are all subject to change and such change may be made with retroactive effect. No assurances can be provided as to future judicial interpretations of these laws or their effect on this opinion. We are not hereby undertaking to advise you as to any changes in the law, facts, or circumstances which may hereafter occur or come to our attention. No assurance can be provided that after any such change our opinion would not be different. Further, we undertake no responsibility and are under no obligation to update or supplement our opinion at any future time nor render any further opinion to you.

                   Only InterDigital and IPC may rely on this opinion, and only with respect to the Merger.

                  We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to InterDigital's Registration Statement on Form S-4 relating to shares of InterDigital Common Stock that may be issued in connection with the Merger and to the reference to our firm under the headings "Summary -- Certain Federal Income Tax Consequences" and
"Certain Federal Income Tax Consequences of the Merger" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       PEPPER, HAMILTON & SCHEETZ



                                       --------------------------------------
                                       Lisa Petkun, a Partner